Exhibit 10-a


                             EXCHANGE AGREEMENT


        This Agreement is made on the 28th day of December, 2005 by and between Leisure Direct, Inc., a Nevada corporation (the "Corporation") and Capital First Corporation, LLC ("Shareholder").

	WHEREAS, the Shareholder owns 9,741,563 shares of the Corporation's common stock (the "Common Shares"); and

	WHEREAS, the Corporation, pursuant to the authority granted to the Directors in Article 2 of the Certificate of Incorporation, has created a series of Preferred Stock Designated "Series A Preferred Stock" and has submitted for filing in the Office of the Secretary of State of the State of Nevada an appropriate Certificate of Designation; and

	WHEREAS, the Corporation and the Shareholder wish to enter into this Exchange Agreement to provide for the exchange of the Shareholder's Common Shares for shares of Series A Preferred Stock;

	NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

        1. The Shareholder shall surrender to the Corporation for cancellation a stock certificate or certificates for the Common Shares, duly endorsed for transfer or accompanied by a duly executed stock power.

        2. Upon receipt of such certificate(s), or upon receipt of proof of filing of the Certificate of Designation with the Nevada Secretary of State, whichever occurs later, the Corporation shall issue to the Shareholder a certificate for 974,156 shares of Series A Preferred Stock, constituting all of the shares of such stock which the Corporation is authorized to issue pursuant to the terms of the Certificate of Designation.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEISURE DIRECT, INC.                        CAPITAL FIRST CORPORATION, LLC


By: /s/ John Ayling                         By: /s/ John Ayling
----------------------                      ----------------------
John Ayling, President                      John Ayling, President